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                                                                     EXHIBIT 4.2



                                FIRST AMENDMENT TO RIGHTS AGREEMENT


         This First Amendment to Rights Agreement (this "Amendment") is executed to be effective as of November 1, 1997, between Cooper Cameron Corporation, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York company (the "Rights Agent"). WITNESSETH

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of May 1, 1995 (the "Agreement"), and the parties desire to amend the Agreement in the manner authorized in Section 26 thereof.

         NOW THEREFORE, in consideration of the premises, and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         1. DEFINITIONS. All terms used in this Amendment which are not defined in this Amendment have the meaning given those terms in the Agreement.

         2. AMENDMENTS TO THE AGREEMENT. The Agreement is hereby amended as follows:

               (a) Section 1.(a) "Acquiring Person" shall be amended to read in its entirety as follows:

                    (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not (i) include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company.

               (b) Section 7. (a) shall be amended to change the Final Expiration Date from April 30, 2005 to October 31, 2007.

               (c) Section 7.(b) shall be amended to change the Purchase Price from $75 to $300.




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               (d) Section 11. (a) (ii) (A) shall be amended to read in its entirety as follows:

                    (A) (1) any Acquiring Person or any Associate or Affiliate
               of any Acquiring Person, at any time after the date of this Agreement, directly or indirectly, shall merge into the Company or otherwise combine with the Company and the Company shall be the continuing or surviving corporation of such merger or combination and the Common Stock of the Company shall remain outstanding and unchanged, or (2) subject to the right of redemption granted in Section 23 hereof, any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of more than 20% of the shares of Common Stock then outstanding, other than (x) pursuant to any transaction set forth in Section 13(a) hereof, or (y) pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determines to be in the best interests of the Company and its stockholders, other than such Acquiring Person, its Affiliates and its Associates, or

               (e) Exhibit A to the Agreement [Form of Rights Certificate] shall be amended to change the Final Expiration Date in the first line of the opening legend and the seventh line of the first paragraph following the opening legend from April 30, 2005 to October 31, 2007, and to change the Purchase Price and the as of date related to the Purchase Price in the tenth and sixteenth line, respectively, of the first paragraph following the opening legend from $75 to $300 and from May 23, 1995 to November 1, 1997, respectively.

         3. HEADINGS. The headings of Sections in this Amendment have been included for convenience only and should not be construed in interpreting this Amendment.

         4. SEVERABILITY. If any part of this Amendment is for any reason found to be unenforceable, all other portions nevertheless remain enforceable.

         5. SUCCESSORS. This Amendment binds and inures to the benefit of the parties in respect of successors and assigns.

         6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute the same instrument.

         7. GOVERNING LAW. This Amendment must be construed--and its performance enforced--under Delaware law.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                               COOPER CAMERON CORPORATION


By: /s/ Grace L. Hughes               By:  /s/  Franklin Myers
    --------------------------------         -----------------------------
Name:    Grace L. Hughes              Name:     Franklin Myers
     -------------------------------         -----------------------------
Title:      Assistant Secretary       Title:    Senior Vice President,
      ------------------------------         -----------------------------
                                                General Counsel and
                                             -----------------------------
                                                Secretary
                                             -----------------------------


(SEAL)


Attest:                               FIRST CHICAGO TRUST COMPANY OF NEW YORK


By: /s/ George Dalton                 By:     /s/   James Kurmich
   ----------------------------------     --------------------------------
Name:   George Dalton                 Name:  James Kurmich
      -------------------------------       ------------------------------
Title:  Assistant Vice President      Title:   Assistant Vice President
       ------------------------------        -----------------------------


(SEAL)



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